Exhibit 10.2

EXECUTION VERSION

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Agreement”) is made as of July ___, 2020,

AMONG:

AKERNA CORP., a company existing under the laws of the State of Delaware (“Akerna”);

AND

Akerna Canada Ample Exchange Inc., a company existing under the laws of the Province of Ontario (“Exchangeco”);

AND

JOHN PRENTICE, an individual resident in the Province of Ontario (hereinafter referred to as the “Shareholder Representative”);

AND

ODYSSEY TRUST COMPANY, INC., a trust company licensed to carry on business in the provinces of Alberta and British Columbia (the “Escrow Agent”).

WHEREAS pursuant to an arrangement agreement dated December 18, 2019, as amended by amending agreements dated February 28, 2020, May 26, 2020 and June 1, 2020 (collectively, the “Arrangement Agreement”) entered into among Akerna, Exchangeco, Ample Organics Inc. (“Ample”) and the Shareholder Representative, the parties thereto have agreed that Akerna will purchase, through its wholly-owned subsidiary, Exchangeco, all of the issued and outstanding common and preferred shares in the capital of Ample (the “Ample Shares”) by way of an arrangement under section 182 of the OBCA;

AND WHEREAS pursuant to the Arrangement Agreement, Akerna and Exchangeco have agreed to pay to the shareholders of Ample as a portion of the consideration for the Ample Shares, redeemable preferred shares in the capital of Exchangeco (“Exchangeable Shares”);

AND WHEREAS pursuant to the Arrangement, the Shareholder Representative has been appointed as the true, exclusive and lawful representative, attorney-in-fact and agent for the Ample Shareholders in connection with this Agreement and is thereby authorized to make all decisions, take all actions or do any and all thing necessary on their behalf relating to the matters contained herein;

AND WHEREAS the Arrangement Agreement contemplates that Akerna and Exchangeco will deposit in escrow certain Exchangeable Shares with the Escrow Agent, to be contributed, held and distributed by the Escrow Agent subject to the terms and conditions hereof;

AND WHEREAS the foregoing recitals are representations and statements of fact made by the parties hereto and not by the Escrow Agent.

NOW, THEREFORE, THIS AGREEMENT WITNESSETH THAT, in consideration of the foregoing recitals, the covenants and agreements hereinafter contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.	Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

(a)	“Affiliate” has the meaning ascribed thereto under the Securities Act (Ontario) and the rules, regulations and published policies made thereunder.

(b)	“Akerna Shares” means the shares in the common stock in the share capital of Akerna.

(c)	“Ample Shareholders” means the holders of issued and outstanding shares in the capital of Ample immediately prior to the Closing Time that are entitled to receive Exchangeable Shares in accordance with the Arrangement Agreement and the Plan of Arrangement.

(d) “Arrangement” means an arrangement under the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or any variations to the Plan of Arrangement made in accordance with the terms of the Arrangement Agreement.

(e) “Business Day” means a day on which banks are generally open for the transaction of commercial business in Toronto, Ontario, Calgary, Alberta or Denver, Colorado but does not in any event include a Saturday or Sunday or statutory holiday in Ontario, Alberta or Colorado.

(f) “Callco” means Akerna Canada Holdings Inc.

(g) “Claim Notice” means written notification of a Claim pursuant to the Arrangement Agreement containing:

(i)	a description and the amount of Damages incurred or reasonably expected to be incurred by Akerna or Exchangeco, as applicable; and

(ii)	a statement that Akerna or Exchangeco, as applicable, is entitled to indemnification under Article 6 of the Arrangement Agreement for such Damages and a reasonable explanation of the basis therefor.

(h) “Claims” means any claim by Akerna or Exchangeco for indemnification in accordance with the Arrangement Agreement.

(i) “Closing Date” means July ___, 2020.

(j) “Closing Shares” means 2,306,202 Exchangeable Shares deposited into escrow pursuant to this Agreement on the date hereof.

(k) “Closing Time” means the time at which the Arrangement becomes effective on the Closing Date pursuant to the OBCA.

(l) “Court” means the Ontario Superior Court of Justice.

(m) “Damages” means any and all claims, debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, reasonable fees and expenses of attorneys, accountants, financial advisors, investigators, and other experts, and other reasonable expenses of litigation, arbitration or other dispute resolution procedures).

(n) “Deposited Shares” means, collectively, the Closing Shares and the Escrowed Shares.

(o) “Escrowed Shares” means 329,457 Exchangeable Shares deposited into escrow pursuant to this Agreement on the date hereof.

(p) “Exchangeco Articles” means the articles of incorporation of Exchangeco, as may be amended by any articles of amendment.

(q) “Final Order” means an order issued by a court of competent jurisdiction, accompanied by a written certification from counsel for the instructing party attesting that such order is final and not subject to further proceedings or appeal along with a written instruction from an authorized representative of such instructing party given to effectuate such order and the Escrow Agent shall be entitled to conclusively rely upon any such certification and instruction and shall have no responsibility to review the order to which such certification and instruction refers or to make any determination as to whether such order is final;

(r) “Final Release Date” has the meaning specified in Section 7(b);

(s) “Joint Instructions” means joint, written instructions executed by each of Akerna and the Shareholder Representative substantially in the formed attached as Schedule “A”.

(t) “OBCA” means the Business Corporations Act, R.S.O. 1900, c. B.16, as amended, including the regulations promulgated thereunder.

(u) “Person” means any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate group, body corporate, corporation, unincorporated association or organization, governmental entity, syndicate or other entity, whether or not having legal status.

(v) “Plan of Arrangement” means the plan of arrangement set forth in Schedule “B” to the Arrangement Agreement, as such plan of arrangement may be amended or supplemented from time to time.

(w) “Resignation Date” has the meaning specified in Section 16(a).

(x) “Shareholder Correspondence” has the meaning specified in Section 6(b).

(y) “Trustee” means Odyssey Trust Company, acting in its capacity as trustee pursuant to the Voting and Exchange Trust Agreement.

(z) “Unresolved Claims” means all Claims asserted against an Ample Shareholder pursuant to the delivery of a Claim Notice in accordance with this Agreement and the Arrangement Agreement prior to the Final Release Date and that are not resolved as of the Final Release Date.

(aa) “Voting and Exchange Trust Agreement” means the Voting and Exchange Trust Agreement entered into by Akerna, Exchangeco, Callco, the Trustee and the Shareholder Representative as of the date hereof.

2.	Appointment of Escrow Agent. Akerna, Exchangeco and the Shareholder Representative hereby appoint the Escrow Agent to act as agent on their behalf pursuant to this Agreement, and the Escrow Agent hereby accepts such appointment on the terms and conditions of this Agreement.

3.	Delivery of the Escrowed Shares. Akerna and Exchangeco hereby deposit with the Escrow Agent a total of 2,635,659 Exchangeable Shares, representing in the aggregate the Deposited Shares. The Deposited Shares shall be registered in the name of the Escrow Agent and shall be held and retained by the Escrow Agent until released from escrow solely in accordance with the terms and conditions of this Agreement.

4.	Retention in Escrow. The Deposited Shares and all cash and all other securities and property as may be held by the Escrow Agent from time to time in accordance with the terms hereof, including, any securities or other property that may be issued in connection with share splits, share dividends, distributions, combinations, exchanges and like transactions affecting the Deposited Shares (or any of them) shall be held by the Escrow Agent in escrow pursuant to the terms hereof and for the limited purposes specified herein. Unless otherwise expressly stated herein, the Deposited Shares shall not be sold, assigned, hypothecated, alienated, released from escrow, transferred within escrow, or otherwise in any manner dealt with, without the prior written consent of the Shareholder Representative and Akerna being given to the Escrow Agent.

5.	Reorganizations, Dividends etc.

(a) If, during the period in which any of the Deposited Shares are held in escrow pursuant to this Agreement, a share split or consolidation, share dividend, recapitalization, exchange or similar transaction affecting the share capital of Exchangeco occurs, then in each such event, the Deposited Shares so affected and that are then held in escrow pursuant to this Agreement shall be released and remitted by the Escrow Agent to such Person(s) in order to give effect to such share split or consolidation, share dividend, recapitalization, exchange or similar transaction.

(b) Subject to Section 10, any cash, securities or other property that is issued from time to time with respect to any Deposited Shares or other property then held in escrow pursuant to this Agreement shall be deposited in escrow with the Escrow Agent and shall be held on the same terms as the Deposited Shares or other property with respect to which such cash, securities or other property shall have been delivered.

6.	Voting of Deposited Shares

(a) Grant of Power of Attorney and Proxy. The Escrow Agent, as holder of record of the Deposited Shares, to the extent that such shares are held in escrow pursuant to this Agreement, hereby irrevocably appoints the Shareholder Representative as its true, exclusive and lawful representative, attorney-in-fact, agent and proxy:

(i)	to exercise any and all voting rights held by the Escrow Agent in its capacity as a Beneficiary (as such term is defined in the Voting and Exchange Trust Agreement) under the Voting and Exchange Trust Agreement, including, without limitation, to direct and instruct the Trustee with respect to the voting of the Special Voting Share (as such term is defined in the Voting and Exchange Trust Agreement) in accordance with the Voting and Exchange Trust Agreement and with respect to all rights granted to Beneficiaries under the Voting and Exchange Trust Agreement respecting (A) the attendance at meetings of the shareholders of Akerna and the voting of the Special Voting Share thereat, and (B) the provision of any consents in writing that are sought by Akerna from holders of Akerna Shares; and

(ii)	to attend any meeting of the holders of Exchangeable Shares, including any adjournment or postponement thereof, on behalf of the Escrow Agent, and to exercise any and all rights with respect to the voting of the Deposited Shares registered in the name of the Escrow Agent and held in escrow pursuant to this Agreement, including the right to vote the Deposited Shares in respect of any matter, question, proposal or proposition whatsoever that may properly come before the holders of Exchangeable Shares at any meeting of Exchangeco or in any consent sought by Exchangeco, as applicable, for such time as any Deposited Shares remain in escrow pursuant to this Agreement.

(b) Delivery of Meeting Materials. Akerna and Exchangeco shall deliver to the Shareholder Representative and each Ample Shareholder any notice or correspondence (“Shareholder Correspondence”) required to be delivered to the registered holders of Exchangeable Shares at the same time, in the same form and on the same basis as Akerna, Exchangeco or the Trustee are required under applicable law, by contract, or otherwise, to deliver such notice or other correspondence to registered holders of Exchangeable Shares. Concurrently with the delivery of any Shareholder Correspondence in respect of which any voting rights (including any right to direct the voting of the Special Voting Share) or consent rights attaching to the Exchangeable Shares shall arise, Akerna and Exchangeco shall deliver to each Ample Shareholder:

(i)	a statement that such Ample Shareholder is entitled to instruct the Shareholder Representative as to the exercise of voting rights (including any right to direct the voting of the Special Voting Share) or consent rights attaching to such portion of the Deposited Shares as the Shareholder Representative shall determine in accordance with the Arrangement Agreement and Plan of Arrangement;

(ii)	a form of direction whereby the Ample Shareholder may so direct and instruct the Shareholder Representative; and

(iii)	a statement of the time by which such instructions must be received by the Shareholder Representative in order to be binding upon them and the method for revoking or amending any such instructions.

(c) Exercise of Voting Rights. The Shareholder Representative has been granted the authority under the Arrangement Agreement and the Plan of Arrangement, in its capacity as the representative, attorney-in-fact and agent for each Ample Shareholder, to determine from time to time while the Deposited Shares (or any of them) are held in escrow pursuant to this Agreement, the number (if any) of all Deposited Shares in respect of which each Ample Shareholder shall be entitled to provide instructions with respect to the exercise of any voting rights (including any right to direct the voting of the Special Voting Share) or any consent rights. The Shareholder Representative hereby agrees and covenants that it shall exercise any voting rights (including any right to direct the voting of the Special Voting Share) or consent rights attaching to each Deposited Shares exclusively in accordance with the written instructions of the Ample Shareholder that the Shareholder Representative has determined, in accordance with the Arrangement Agreement and the Plan of Arrangement, is entitled to provide instructions with respect to such Deposited Share.

7.	Release of Deposited Shares.

(a) On the Business Day that is six (6) months following the Closing Date, provided that any Closing Shares remain subject to escrow at such time, Akerna and the Shareholder Representative shall deliver Joint Instructions to the Escrow Agent directing the release from escrow to the Ample Shareholders of that number of Closing Shares equal to the lesser of (i) such number of Closing Shares as is required to cause the total number of all Effective Time Shares (as such term is defined in the Arrangement Agreement) plus Closing Shares delivered to the Ample Shareholders under the Arrangement Agreement and this Agreement as of such date to equal fifty percent (50%) of the total number of Up-front Shares (as such term is defined in the Arrangement Agreement), and (ii) the number of Closing Shares then held in escrow pursuant to this Agreement and are not then subject to an Unresolved Claim in respect of fraud.

(b) On the Business Day that is nine (9) months following the Closing Date, provided that any Closing Shares remain subject to escrow at such time, Akerna and the Shareholder Representative shall deliver Joint Instructions to the Escrow Agent directing the release from escrow to the Ample Shareholders of that number of Closing Shares equal to the lesser of (i) such number of Closing Shares as is required to cause the total number of all Effective Time Shares (as such term is defined in the Arrangement Agreement) plus Closing Shares delivered to the Ample Shareholders under the Arrangement Agreement and this Agreement as of such date to equal seventy five percent (75%) of the total number of Up-front Shares (as such term is defined in the Arrangement Agreement), and (ii) the number of Closing Shares then held in escrow pursuant to this Agreement and are not then subject to an Unresolved Claim in respect of fraud.

(c) On the Business Day that is twelve (12) months following the Closing Date (the “Final Release Date”), provided that any Closing Shares or Escrowed Shares, as the case may be, remain subject to escrow at such time, Akerna and the Shareholder Representative shall deliver Joint Instructions to the Escrow Agent directing the release from escrow to the Ample Shareholders of:

(i)	all, but not less than all, of the Closing Shares that are held in escrow pursuant to this Agreement and are not then subject to an Unresolved Claim in respect of fraud; and

(ii)	all, but not less than all, of the Escrowed Shares held in escrow pursuant to this Agreement and are not then subject to an Unresolved Claim.

(d) Upon receipt by the Escrow Agent of Joint Instructions from time to time directing the release from escrow of Deposited Shares in accordance with Section 7(a), 7(b), 7(c) or 7(d), the Escrow Agent is hereby irrevocably authorized and directed, in each case, to release, transfer and deliver such Deposited Shares in accordance with Section 9(a).

8.	Indemnification Claims.

(a) If Akerna or Exchangeco provides to the Shareholder Representative a Claim Notice on or before the Final Release Date and otherwise in accordance with Section 6.3(a) of the Arrangement Agreement, Akerna or Exchangeco, as applicable, shall concurrently provide a copy of the same Claim Notice to the Escrow Agent.

(b) If in respect of any Claim Notice that has been received by the Escrow Agent on or before 5:00 p.m. (Eastern Standard Time) on the Final Release Date, then the Escrow Agent shall hold the portion of the Deposited Shares that are subject to such Claim Notice until the Escrow Agent receives either (i) Joint Instructions authorizing the release to Akerna and/or Exchangeco of all or any portion of the Deposited Shares that are subject to such Claim Notice, or (ii) a Final Order directing the release to Akerna and/or Exchangeco of all or any portion of the portion of the Deposited Shares that are subject to such Claim Notice. Within five (5) Business Days after the Escrow Agent’s receipt of such Joint Instructions or Final Order, as the case may be, the Escrow Agent shall release from escrow the portion of the Deposited Shares required to be released in accordance with such Joint Instructions or Final Order.

(c) On the Final Release Date, the Shareholder Representative and Akerna shall jointly provide a certificate to the Escrow Agent setting forth the aggregate amount of all Unresolved Claims as of the Final Release Date based on all Claim Notices submitted in accordance with this Agreement and the Arrangement Agreement prior to the Final Release Date.

(d) Following the Final Release Date, within five (5) Business Days after the Escrow Agent’s receipt of Joint Instructions or Final Order, in either case, containing the final determination of any Unresolved Claims, the Escrow Agent shall (i) first, distribute from the Deposited Shares to Akerna and/or Exchangeco an amount equal to the lesser of (A) such portion of the Deposited Shares to be released to Akerna and/or Exchangeco pursuant to such Joint Instructions or Final Order, as the case may be, and (B) the portion of the Deposited Shares remaining in escrow pursuant to this Agreement and available to satisfy such Claim at such time, and (ii) second, after distributing any Deposited Shares pursuant to Section 8(d)(i), distribute from the Deposited Shares to the Ample Shareholders the remaining amount of any Deposited Shares then held by the Escrow Agent.

9.	Allocation of Released Shares.

(a) All Deposited Shares released by the Escrow Agent to the Ample Shareholders in accordance with the terms of this Agreement shall be transferred to such Ample Shareholders in such proportions as the Shareholder Representative shall direct in writing, which direction shall be provided by the Shareholder Representative to the Escrow Agent within two (2) Business Days of the date on which any Deposited Shares are directed to be released to the Ample Shareholders pursuant to any Joint Instructions or Final Order.

(b) Upon the release and transfer of Deposited Shares to Ample Shareholders pursuant to this Agreement, each of Akerna and Exchangeco shall take all steps reasonably required to facilitate such transfer, including obtaining all approvals and consents, and executing all such documents and instruments, as may be reasonably required to complete the release and transfer of Deposited Shares to the Ample Shareholders (or any of them) in accordance with this Agreement.

10.	Exchange of Exchangeable Shares.

(a) During such time as any Deposited Shares are held in escrow pursuant to this Agreement, neither the Escrow Agent nor the Shareholder Representative shall be required to act upon or otherwise give effect to any request by any Ample Shareholder that the Escrow Agent or Shareholder Representative request or otherwise cause the exchange of any Deposited Shares at the option or election of the registered holder thereof for any shares in the capital of Akerna, whether pursuant to the Voting and Exchange Trust Agreement or in accordance with the terms of Exchangeco Articles.

(b) If at any time, Exchangeable Shares comprising part of the Deposited Shares subject to escrow hereunder are to be exchanged pursuant to a call right granted to Akerna or any of its Affiliates pursuant to the Voting and Exchange Trust Agreement, the Plan of Arrangement or the terms of Exchangeco Articles, Akerna shall notify the Escrow Agent in writing with a simultaneously delivered notice from Akerna or its Affiliates with respect to the exercise of such call right. Subject to Section 10(c), the Escrow Agent shall deliver the Akerna Shares to be issued in exchange for the Exchangeable Shares to the Person designated in the notice in the manner and at the time and place specified in the notice. The terms and procedures for any such exchange shall be as set forth in the Plan of Arrangement, the Exchangeco Articles and the Voting and Exchange Trust Agreement (copies of which have been delivered to the Escrow Agent), as applicable.

(c) Within five (5) Business Days following the exchange of any Deposited Shares for shares in the capital of Akerna (or any other Person) pursuant to the exercise by Akerna or any of its Affiliates of any call right provided for the Plan of Arrangement, the Exchangeco Articles or the Voting and Exchange Trust Agreement, Akerna and the Shareholder Representative shall deliver Joint Instructions to the Escrow Agent instructing the Escrow Agent to release to the Ample Shareholders all but not less than all of the Deposited Shares that are then held in escrow pursuant to this Agreement and are not then subject to an Unresolved Claim.

11.	Termination of Escrow. Upon release and distribution by the Escrow Agent of all Deposited Shares and any other property subject to escrow and/or distribution pursuant to this Agreement, this Agreement shall terminate, provided, however, that the termination of this Agreement shall be without prejudice to any rights and obligations accrued prior to such termination and shall not in any way limit the indemnification obligations of the Ample Shareholders as set out in the Arrangement Agreement.

12.	Shareholder Representative. The Shareholder Representative, or any successor hereafter appointed, shall be discharged of its duties hereunder upon appointment of a successor Shareholder Representative appointed in accordance with applicable law. Each such successor Shareholder Representative shall have all the power, authority, rights and privileges conferred upon the original Shareholder Representative, and the term “Shareholder Representative” as used herein shall be deemed to include such successor Shareholder Representative.

13.	Responsibility of the Escrow Agent; Indemnification.

(a) The parties hereto acknowledge and agree that the Escrow Agent acts hereunder as a depositary only and (i) shall not be responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any instrument, statement, certificate, request or other document deposited with it (including, without limitation, the Arrangement Agreement), for the form or execution of such documents, for the identity, authority or right of any Person or party executing or depositing such instruments or for determining or compelling compliance therewith, and shall not otherwise be bound thereby; (ii) shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Agreement on its part to be performed, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Escrow Agent; (iii) shall not be required to take notice of any default or to take any action with respect to such default; (iv) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper Person, and shall have no responsibility for determining the accuracy thereof; and, (v) may employ and consult counsel satisfactory to it, including in-house counsel for any of the parties hereto, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion of such counsel.

(b) The Escrow Agent may employ such counsel, accountants, engineers, appraisers, other experts, agents, agencies and advisors as it may reasonably require for the purpose of discharging its duties under this Agreement, and the Escrow Agent may act and shall be protected in acting or not acting in good faith on the opinion or advice or on information obtained from any such parties and shall not be responsible for any misconduct on the part of any of them. The reasonable costs of such services shall be added to and be part of the Escrow Agent’s fee hereunder.

(c) The Escrow Agent retains the right not to act and shall not be held liable for refusing to act unless it has received clear and reasonable documentation which complies with the terms of this Agreement. Such documentation must not require the exercise of any discretion or independent judgment.

(d) No provision of this Agreement shall require the Escrow Agent to expend or risk its own funds or otherwise incur financial liability in the performance of its duties or the exercise of any of its rights or powers unless indemnified and funded as provided for herein, other than as a result of its own gross negligence or bad faith.

(e) The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except for its own gross negligence or wilful misconduct.

(f) The Escrow Agent shall incur no liability with respect to the delivery or non-delivery of any cash or securities whether delivered by hand, wire transfer, registered mail or bonded courier.

(g) The forwarding of a cheque by the Escrow Agent will satisfy and discharge the liability for any cash amounts due to the extent of the sum or sums represented thereby (plus the amount of any tax deducted or withheld as required by law) unless such cheque is not honoured on presentation; provided that in the event of non-receipt of such cheque by the payee, or loss or destruction thereof, the Escrow Agent upon being furnished with reasonable evidence of such non-receipt, loss or destruction and indemnity reasonably satisfactory to it, will issue to such payee a replacement cheque for the amount of such cheque.

(h) Akerna shall pay the costs and expenses reasonably incurred by the Escrow Agent’s services hereunder, in connection with the administration of the escrow created hereby or the performance or observance of its duties hereunder; covered by the remuneration are included, without limitation, all out-of-pocket expenses and disbursements incurred or made by the Escrow Agent in the administration of its services and duties created hereby, in excess of its compensation for normal services or not (including the reasonable fees and disbursements of its outside counsel and other outside advisors required for discharge of its duties hereunder). Any amount owing under this Section 13(h) and unpaid thirty (30) days after request for such payment will bear interest from the expiration of such thirty (30) days at a rate per annum equal to the then current rate charged by the Escrow Agent, payable on demand. The Escrow Agent is not required to effect any partial or full release unless its fees and expenses are paid in full. The parties hereto further agree that any residual fees or expenses incurred by the Escrow Agent after termination of the Agreement will be reimbursed by Akerna.

(i) Akerna agrees to indemnify the Escrow Agent and its officers, directors, employees, agents, successors and assigns and hold it and them harmless from and against any loss, fee, claim, demand, penalty, liability, damage, cost and expense of any nature incurred by the Escrow Agent and its officers, directors, employees, agents, successors and assigns arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to, reasonable attorneys’ fees and other costs and expenses of defending or preparing to defend against any claim of liability, unless and except to the extent such loss, liability, damage, cost and expense shall be caused by the Escrow Agent’s or its officers’, directors’, employees’ agents’, successors’ or assigns’ gross negligence or wilful misconduct. The foregoing indemnification and agreement to hold harmless shall survive the release of all property held in escrow pursuant to this Agreement, the resignation or removal of the Escrow Agent or the termination of this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, any liability of the Escrow Agent shall be limited, in the aggregate, to the amount of annual retainer fees paid by Akerna to the Escrow Agent under this Agreement in the twelve (12) months immediately prior to the Escrow Agent receiving the first notice of the claim.

(j) Notwithstanding any other provision of this Agreement, and whether such losses or damages are foreseeable or unforeseeable, the Escrow Agent shall not be liable under any circumstances whatsoever for any: (i) breach by any other party of securities law or other rule of any securities regulatory authority; (ii) lost profits; or (iii) special, indirect, incidental, consequential, exemplary, aggravated or punitive losses or damages.

(k) The Escrow Agent does not have any interest in the Deposited Shares but is serving as escrow agent only and having only possession thereof.

(l) The Escrow Agent shall have no duties except those which are expressly set forth herein, and it shall not be bound by any notice of a claim or demand with respect to, or any waiver, modification, amendment, termination or rescission of this Agreement, unless received by it in writing, and signed by the parties hereto and if its duties herein are affected, unless it shall have given its prior written consent thereto.

(m) The Escrow Agent accepts the duties and responsibilities under this Agreement as agent and no trust is intended to be, or is or will be, created hereby and the Escrow Agent shall owe no duties hereunder as trustee.

(n) The Escrow Agent shall have no responsibility for seeking, obtaining, compiling, preparing or determining the accuracy of any information or document, including the representative capacity in which a party purports to act, that the Escrow Agent receives as a condition to a release from escrow or a transfer of the Deposited Shares or any other property subject to escrow.

(o) The Escrow Agent shall have no responsibility for escrow securities that it has released to a securityholder or at a securityholder’s direction according to this Agreement.

(p) The Escrow Agent is authorized to hold such escrow securities in electronic or uncertificated form only, pending release of such securities from escrow.

(q) The Escrow Agent shall have no responsibility with respect to any escrow securities in respect of which no share certificate or other evidence or electronic or uncertificated form of these securities has been delivered to it, or otherwise received by it.

(r) The Escrow Agent shall have no responsibility or liability for any diminution in the value of any of the Deposited Shares or any securities which may be deposited with it hereunder.

(s) This Section 13 shall survive notwithstanding any termination of the Agreement or the resignation or removal of the Escrow Agent.

14.	Dispute Resolution. It is understood and agreed that should any dispute arise with respect to the delivery, ownership, right of possession and/or disposition of the Deposited Shares or any other property subject to escrow hereunder, or should any claim be made against the Escrow Agent or upon such shares by a third party, the Escrow Agent, upon receipt of notice of such dispute or claim, is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability, all or any of said escrowed shares, until such dispute shall have been settled either by the mutual written agreement of the parties involved, or by a final order, decree or judgment of a court or arbitrator of competent jurisdiction, the time for perfection of an appeal of such order, decree or judgment having expired. A copy of any such settlement or final order, decree or judgment of a court or arbitrator of competent jurisdiction shall be delivered to the Escrow Agent by Akerna and the Shareholder Representative forthwith upon receipt thereof. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Deposited Shares or any other property subject to escrow hereunder. In the event that the Escrow Agent shall become involved in any arbitration or litigation relating to the Deposited Shares or any other property subject to escrow hereunder, the Escrow Agent is authorized to comply with any decision reached through such arbitration or litigation.

15.	Arbitration. Any disputes with respect to this Agreement shall be resolved by arbitration and any party may demand by written notice to the other party that the matter be submitted to arbitration. The notice shall set out the reasons for the dispute and reasonable details to support the dispute. The parties hereto shall cooperate in completing any arbitration as expeditiously as possible, the procedure to commence no later than thirty (30) days from the date the notice was sent, and the arbitrator may hire such experts as may appear to be appropriate. All of the costs and expenses of the arbitration shall be borne equally by Akerna and the Shareholder Representative. Any award rendered by the arbitrator shall be final and binding on the parties.

16.	Resignation of Escrow Agent; Successor by Merger.

(a) The Escrow Agent may at any time resign as such, subject to this Section 16, by delivering written notice of resignation to the other parties to this Agreement and by delivering all Deposited Shares subject to escrow (less any portion thereof previously distributed in accordance with this Agreement) to any successor escrow agent designated by Akerna and the Shareholder Representative, jointly, or by a court of competent jurisdiction, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of the Escrow Agent will take effect on the earlier to occur of (the “Resignation Date”): (i) the appointment of a successor escrow agent as aforesaid or by a court of competent jurisdiction; or (ii) the day which is thirty (30) days after the date of delivery of the Escrow Agent’s written notice of resignation to the other parties hereto, or such shorter notice as the parties accept as sufficient. If the Escrow Agent has not received written notice of the designation of a successor escrow agent by the Resignation Date, the Escrow Agent’s sole responsibility after such time shall be to retain and safeguard the Deposited Shares and all other property subject to escrow until receipt of written notice of the designation of a successor escrow agent hereunder or pursuant to a final non-appealable order of a court of competent jurisdiction. If a successor escrow agent has not been appointed within ninety (90) days of the date of the delivery of its written notice of resignation, the Escrow Agent shall deliver the Deposited Shares and all other property subject to escrow (less any portion thereof previously distributed in accordance with this Agreement) to the legal counsel designated by Akerna and the Shareholder Representative, jointly, and all of the Escrow Agent’s duties and obligations under this Agreement shall thereupon cease immediately. Failing such designation by Akerna and the Shareholder Representative, jointly, the Escrow Agent shall deliver such Deposited Shares to a court of competent jurisdiction directed to hold such shares for the benefit of Akerna and the Shareholder Representative, whereupon this Agreement shall terminate and the Escrow Agent shall have no further duties and obligations under this Agreement. Akerna and the Shareholder Representative, acting together, shall have power at any time to remove the existing Escrow Agent and to appoint a successor escrow agent.

(b) If any Deposited Shares and all other property subject to escrow or other property is to be released hereunder to a party who has become bankrupt, has gone into liquidation or has otherwise become incapable of performing their rights and responsibilities under this Agreement, the Escrow Agent shall forthwith deliver such shares to the estate and other representatives of such party. If all of the parties hereunder have become bankrupt, have gone into liquidation or have otherwise become incapable of performing their rights and responsibilities under this Agreement, the Escrow Agent shall forthwith deliver the Deposited Shares and all other property subject to escrow to the estate and other representatives of such party, and provide written notice to all of the other parties to this Agreement of the disposition of such shares. Upon such delivery of shares, this Agreement shall terminate and the Escrow Agent shall have no further duties and obligations.

(c) In the event of the Escrow Agent resigning or being removed as aforesaid or being dissolved, becoming bankrupt, going into liquidation or otherwise becoming incapable of acting hereunder, Akerna and the Shareholder Representative, jointly, shall forthwith appoint a successor escrow agent; failing such appointment by Akerna and the Shareholder Representative, the retiring Escrow Agent, acting alone, may apply, at the expense of Akerna and the Shareholder Representative, jointly, to a justice of the Court on such notice as such justice may direct, for the appointment of a successor escrow agent; but any successor escrow agent so appointed by the Court shall be subject to removal as aforesaid.

(d) Any successor escrow agent appointed under any provision of this Section 16 shall be a corporation authorized to carry on the business of a trust company in one or more of the provinces of Canada and, if required by the applicable legislation for any other jurisdiction, in such other jurisdictions. On any such appointment, the successor escrow agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as Escrow Agent hereunder. At the request of Akerna and the Shareholder Representative, or the successor escrow agent, the retiring Escrow Agent, upon payment of the amounts, if any, due to it pursuant to this Agreement, including any amounts owing to it in respect to outstanding fees, disbursements and interest thereon, shall duly assign, transfer and deliver to the successor escrow agent all property and money held, and all records kept, by the retiring Escrow Agent hereunder or in connection herewith.

(e) Any corporation into or with which the Escrow Agent may be merged or consolidated or amalgamated, or any corporation resulting therefrom to which the Escrow Agent shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Escrow Agent shall be the successor to the Escrow Agent hereunder without any further act on its part or any of the parties hereto, provided that such corporation would be eligible for appointment as a successor escrow agent hereunder.

17.	Anti-money Laundering.

(a) Each party to this Agreement (in this paragraph referred to as a “representing party”), other than the Escrow Agent, hereby represents to the Escrow Agent that any account to be opened by, or interest to held by, the Escrow Agent in connection with this Agreement, for or to the credit of such representing party, either: (i) is not intended to be used by or on behalf of any third party (other than an Ample Shareholder); or (ii) is intended to be used by or on behalf of a third party, in which case such representing party hereby agrees to complete, execute and deliver forthwith to the Escrow Agent a declaration, in the Escrow Agent’s prescribed form or in such other form as may be satisfactory to it, as to the particulars of such third party (other than an Ample Shareholder).

(b) The Escrow Agent shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Escrow Agent, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering, anti-terrorist or economic sanctions legislation, regulation or guideline. Further, should the Escrow Agent, in its sole judgment, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering, anti-terrorist or economic sanctions legislation, regulation or guideline, then it shall have the right to resign on ten (10) days written notice to the other parties to this Agreement, provided: (i) that the Escrow Agent’s written notice shall describe the circumstances of such non-compliance; and (ii) that if such circumstances are rectified to the Escrow Agent’s satisfaction within such ten (10) day period, then such resignation shall not be effective.

18.	Privacy. The parties acknowledge that the Escrow Agent may, in the course of providing services hereunder, collect or receive financial and other personal information about such parties and/or their representatives, as individuals, or about other individuals related to the subject matter hereof, and use such information for the following purposes:

(a) to provide the services required under this Agreement and other services that may be requested from time to time;

(b) to help the Escrow Agent manage its servicing relationships with such individuals;

(c) to meet the Escrow Agent’s legal and regulatory requirements; and

(d) if Social Insurance Numbers are collected by the Escrow Agent, to perform tax reporting and to assist in verification of an individual’s identity for security purposes.

(e) Each party acknowledges and agrees that the Escrow Agent may receive, collect, use and disclose personal information provided to it or acquired by it in the course of this Agreement for the purposes described above and, generally, in the manner and on the terms described in its privacy policies, which the Escrow Agent shall make available on its website, www.odysseytrust.com, or upon request, including revisions thereto. The Escrow Agent may transfer personal information to other companies in or outside of Canada that provide data processing and storage or other support in order to facilitate the services it provides.

19.	Notices. Any notice, direction or other communication given under this Agreement shall be in writing and given by delivering it or sending it by personal delivery, nationally recognized overnight courier (with all fees prepaid), email (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid), addressed:

to Akerna and Exchangeco at:

Akerna Corp. 1601 Arapahoe Street Denver, CO 80202
Attention:	John Fowle, Chief Financial Officer
Email:	John.fowle@akerna.com

With a copy to Dentons Canada LLP (which copy shall not constitute notice hereunder) at:

Dentons Canada LLP 15th Floor, Bankers Court, 850 – 2nd Street S.W. Calgary, Alberta T2P 0R8
Attention:	Bennett Wong
Email:	Bennett.wong@dentons.com

to the Shareholder Representative at:
John Prentice 14A Bingham Ave. Toronto, ON M4E 3P9
Attention:	John Prentice
Email:	john.prentice@ampleorganics.com

With a copy to Dentons Canada LLP (which copy shall not constitute notice hereunder) at:
Dentons Canada LLP 77 King Street West, Suite 400 Toronto-Dominion Centre Toronto, Ontario M5K 0A1
Attention:	Eric Foster
Email:	Eric.foster@dentons.com

to the Escrow Agent at:
Odyssey Trust Company 1230, 300 5th Avenue S.W. Calgary, Alberta T2P 3C4
Attention:	VP, Corporate Trust
Email:	Corptrust@odysseytrust.com

Any such communication shall be deemed to have been validly and effectively given and received (a) if sent by personal delivery or by courier (all fees prepaid) on the date of actual receipt by the receiving party; (b) if sent by email on the date of transmission if a Business Day or if not a Business Day or after 5:00 p.m. (Eastern Standard Time) on the date of transmission, on the next following Business Day; or (c) if sent by certified or registered mail (postage prepaid) on the date indicated in the return receipt. Any party to this Agreement may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such party at its changed address.

20.	Miscellaneous.

(a) This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart by facsimile (followed by the originally executed document forwarded promptly thereafter to the other party hereto), each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by all of the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

(b) This Agreement or any provision hereof may be amended or waived only by written instrument duly signed by the party against whom such amendment or waiver is sought to be enforced.

(c) No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver be binding unless executed in writing by the party to be bound by the waiver.

(d) No failure on the part of Akerna, Exchangeco or the Shareholder Representative to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

(e) If one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions hereof shall remain in full force and effect.

(f) This Agreement is for the sole and exclusive benefit of the parties hereto, and nothing in this Agreement, express or implied, is intended to confer or shall be construed as conferring upon any other Person any rights, remedies or any other type or types of benefits.

(g) No party may assign its rights hereunder without the prior written consent of the other parties.

(h) This Agreement shall enure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns.

(i) This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(j) The Schedules attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it. This Agreement shall override the Schedules attached hereto to the extent of any inconsistency.

(k) Any reference to time of day or date means the local time or date in Toronto, Ontario, Canada.

21.	Force Majeure. Except for the payment obligations of Akerna contained herein, none of the parties shall be liable to the other, or held in breach of this Agreement, if prevented, hindered, or delayed in the performance or observance of any provision contained herein by reason of act of God, strikes, lockouts, riots, terrorism, acts of war, epidemics, governmental action or judicial order, earthquakes, or any other similar causes (including, but not limited to, mechanical, electronic or communication interruptions, disruptions or failures). Performance times under this Agreement shall be extended for a period of time equivalent to the time lost because of any delay that is excusable under this Section 21.

22.	Interpretation.

(a) The division of this Agreement into Sections, subsections and other portions and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation hereof. Unless otherwise indicated, all references to a “Section” followed by a number and/or a letter refer to the specified Section or subsection of this Agreement.

(b) Unless the context otherwise requires, in this Agreement, words importing the singular number include the plural and vice versa, and words importing the use of any gender include all genders. If a word is defined in this Agreement a grammatical derivative of that word will have a corresponding meaning. The words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.

(c) Whenever any payment shall be due, any period of time shall begin or end, any calculation is to be made or any other action is to be taken on, or as of, or from a period ending on, a day other than a Business Day, such payment shall be made, such period of time shall begin or end, and such other actions shall be taken, as the case may be, on, or as of, or from a period ending on, the next succeeding Business Day.

(d) All sums of money that are referred to in this Agreement are expressed in lawful money of Canada unless otherwise noted.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

AKERNA CORP.

By:	/s/ John Fowle
Authorized Signing Officer

Akerna Canada Ample Exchange Inc.

By:	/s/ Jessica Billingsley
Authorized Signing Officer

/s/ John Prentice
John Prentice, in his capacity as Shareholder Representative

ODYSSEY TRUST COMPANY

By:	/s/ Dan Sander
Authorized Signing Officer

By:	/s/ Amy Douglas
Authorized Signing Officer

[Escrow Agreement]

SCHEDULE A

Form of Joint Instruction

Date: ____________, 20__

TO: Odyssey Trust Company (“Escrow Agent”)

Pursuant to the Escrow Agreement entered into as of July ___, 2020 by and among Akerna Corp. (“Akerna”), Akerna Canada Ample Exchange Inc. (“Exchangeco”), John Prentice (“Shareholder Representative”) and the Escrow Agent (the “Escrow Agreement”), you are hereby instructed to release out of the Deposited Shares (as defined in the Escrow Agreement), the following amount of shares: ____________________________.

AKERNA CORP.

By:
Authorized Signing Officer

Akerna Canada Ample Exchange Inc.

By:
Authorized Signing Officer

John Prentice, in his capacity as Shareholder Representative